Press Release

Energenics Invests $2 Million to Secure Rights for O2Diesel’s Technology for the Rapidly Expanding Indian and Asian Markets via a Joint Venture and Places a $2.2 Million Order.

O2Diesel Corporation (AMEX: OTD) today announced that it has entered into a Joint Venture agreement with Singapore-based Energenics Holdings Pte Ltd. that secures Energenics’ rights to O2Diesel’s patented fuel technology in the Indian, South East Asia and Asia Pacific regions. This territory represents markets where Energenics has experienced increased interest and rapidly expanding demand over the last year for its cleaner burning ethanol diesel blended fuel marketed as “EnerDiesel — Powered by O2”.

The transaction consists of a payment of $750,000 to acquire a 50% interest of O2Diesel Asia Ltd, an Irish company that will have an exclusive license for O2Diesel’s patents and know-how in India, South East Asia, and Asia Pacific; a payment of $1,250,000 to purchase stock and warrants in O2Diesel Corporation at a 5% and 6% premium to the previous day's closing price on the date of signing and a number of performance based warrants.

In addition, Energenics has placed an irrevocable order for $2,200,000 of O2D05, the company's proprietary fuel additive technology, to be drawn down over the next 12 months.

Alan Rae, CEO of O2Diesel Corporation said, “This is an extremely important venture for O2Diesel. We are excited to continue the momentum we have achieved since we started working with Energenics eighteen months ago. We expect to build on the phenomenal success they have already achieved in India, a market which we believe has huge growth potential, and the joint venture should solidify our foothold in this and other targeted emerging markets.” “We believe that the scale of Energenic’s commitment and the size of this order validates the commercial potential for O2Diesel technology as a viable, alternative, clean fuel technology and this joint venture fits perfectly with our strategy of working closely with strategic local partners to develop new global markets. We could not have a better partner for India and Asia than Energenics. Their commitment to providing the regulatory support and physical infrastructure necessary to build substantial commercial markets as they have done in India is tremendous, going far beyond the millions of dollars being invested by them in blending and delivery infrastructure to facilitate rapid adoption and expansion.”

Ronen Hazarika, Managing Director of Energenics commented, “In the twelve months since we entered into our agreement with O2Diesel, we have invested heavily in developing and installing the blending units for the state bus fleet in Karnataka, India. We anticipate having their entire fleet of greater than 17,000 buses, running on EnerDiesel by May 2008 at which point we would be using 2,000,000 litres of O2Diesel product annually. The positive response from the fleet operators and local communities, who have benefited from much better air quality, has driven us to deploy additional capital to expand the infrastructure to ensure a rapid roll out and secure the exclusive rights for the region. In parallel, we have been developing opportunities in three other Indian states, Australia, Singapore, Thailand and South Africa and we are highly optimistic about the potential in these additional markets. We have been very impressed by the ease in which a fleet as large as that of Karnataka, has been converted to this cleaner burning ethanol diesel fuel blend and therefore believe that this fuel is an economic and immediately implementable solution for many emerging markets.”

The parties entered into an agreement where Energenics, who has an existing supply and distribution agreement with O2Diesel for the territories, dated September 2006, agreed to pay O2Diesel $750,000, for a 50% equity interest in O2Diesel Asia Limited, a joint venture company through which the parties will develop the market within the territories. O2Diesel Europe Limited, a wholly-owned subsidiary of O2Diesel, will license the patents and know-how to O2Diesel Asia in exchange for certain payments pursuant to the Shareholders Agreement. In addition, O2Diesel will enter into a License agreement with O2Diesel Asia, pursuant to which O2Diesel will pay to O2Diesel Asia a royalty based on the sales of O2Diesel’s product in the territory,

The parties also entered into a Common Stock and Warrant Purchase Agreement pursuant to which Energenics agreed to purchase 2,551,020 shares of common stock at a price of $0.49 per share and a warrant to purchase 1,275,510 shares of common stock at an exercise price of $0.50 per share in a private placement, for total proceeds of approximately $1.25 million. The warrant is exercisable from the date that is six months to following the date of issuance until October 17, 2012.

As part of the transaction, upon the purchase and payment of certain amounts of O2D05 or the equivalent, O2Diesel will issue warrants to purchase up to 1,500,000 shares of common stock at an exercise price of $0.50 per share, which warrant is exercisable during the period from the date of issuance until October 17, 2012.

Also, as part of the transaction, O2Diesel will issue additional warrants to purchase up to an aggregate of 6,500,000 shares of common stock at a price per share equal to the lesser of $0.50, or 106% of the closing price per share (rounded to the nearest cent) of O2Diesel’s common stock on the American Stock Exchange on the date such warrants are earned, and are exercisable from the date of issuance to October 17, 2012.

The parties expect to close the transaction by October 27, 2007.

About Energenics

Energenics is a supplier of alternative energy solutions and technologies providing customers access to switched or phased renewable fuels programs that enable energy and emission reductions at zero or minimal capital cost compared to existing technologies.

Their mission is to identify, invest, source, validate and commercialize energy technology.

Energenics has a strong customer base comprising transportation groups, mining companies, and port and marine operators throughout the Asia Pacific region. Our goal is to improve the use of conventional energy sources, reduce emissions and ultimately, phase in the use of alternative energy solutions to benefit the environment and our customers.

Energenics’ strategy is to become the Asia Pacific’s first truly integrated supplier of innovative technologies to help meet targets in energy reduction and climate change in mobile and stationary sources. This will enable us to penetrate deep into the various MNCs established in the Asia Pacific region.

Energenics has an efficient team of highly skilled engineers and professionals. Using our extensive industry experience and drawing on our legal, government, intellectual property, technical, CO2 emissions trading and commercial know-how, the Energenics team is able to identify our customers’ needs and provide the exact solution through a combination of our “best of breed” technologies, delivering emission control and renewable energy solutions across the company’s operating territory.

More About O2Diesel: The Company and Its Fuel Technology

O2Diesel Corporation (AMEX:OTD) and its U.S. subsidiary O2Diesel, Inc., is a pioneer in the commercial development of a cleaner-burning diesel fuel alternative that provides exceptional performance and environmental qualities for centrally fueled fleets and off-road equipment of all kinds. Engineered and designed for universal application, O2Diesel(TM) is an ethanol-diesel blend that substantially reduces harmful emissions without sacrificing power and performance. Extensive independent and government-recognized laboratory and in-use field tests have demonstrated the effectiveness of O2Diesel(TM) -- the introduction of this cost-effective, cleaner-burning diesel fuel is now underway in the United States and other global markets. For more information please refer to www.o2diesel.com.

Forward Looking Statements

“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995: Statements in this press release regarding O2Diesel Corporation’s business which are not historical facts are ‘forward-looking statements’ that involve risks and uncertainties. Forward-looking statements are subject to a variety of risks and uncertainties which could cause actual events or results to differ from those reflected in the forward-looking statements, including, without limitation, the failure to obtain adequate financing on a timely basis and other risks and uncertainties. Actual results could differ materially from those projected in the forward-looking statements, as a result of either the matters set forth or incorporated in this report generally or certain economic and business factors, some of which may be beyond the control of O2Diesel. These factors include adverse economic conditions, entry of new and stronger competitors, inadequate capital, unexpected costs, failure to gain product approval in the United States or foreign countries for the commercialization and distribution of our products, failure to capitalize upon access to new markets and failure in obtaining the quality and quantity of ethanol necessary to produce our product at competitive prices. O2Diesel disclaims any obligation subsequently to revise any forward-looking statements to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events. “O2Diesel” and “CityHome” are trademarks of O2Diesel Corporation.

Contact:
O2Diesel Corporation
Alan Rae
+1 (302) 266 6000

Or

Alliance Advisors, LLC
Mark McPartland
+1 (910) 221 1827

Or

Energenics Pte Ltd.
Ronen Hazarika
Director
7 Temasek Boulevard,
Suntec City Tower 1 #04-01A/03
Singapore 038987
Tel. +65 6341 9650
Fax. +65 6341 9610

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